Exhibit 99.1

News Release
CONTACT: Chris Curran (314) 588-2765

FOR IMMEDIATE RELEASE

May 4, 2015

GLENN KELLOW ELECTED TO ROLE OF PEABODY ENERGY PRESIDENT AND CEO; HIGHLIGHTS AREAS OF EMPHASIS AT ANNUAL SHAREHOLDERS MEETING

ST. LOUIS, May 4 – Peabody Energy (NYSE: BTU) announced today that Glenn Kellow has been elected to the role of President and Chief Executive Officer. Kellow joined Peabody as President and Chief Operating Officer in September 2013, and was named CEO-Elect and added to the board of directors in January 2015. He succeeds Gregory H. Boyce, who remains as Executive Chairman.

“The board enthusiastically welcomes Glenn to the office of President and Chief Executive Officer,” said Boyce. “We are confident that his experience, skills, values and vision will help shape a stronger company now and in the many years ahead.”

“Today, we begin an important new phase in our previously announced succession process,” said Peabody Energy Lead Independent Director Bob A. Malone. “On behalf of the board of directors, we thank Greg for his exceptional leadership during an extraordinary decade of both growth and challenge in the global coal industry. We look forward to his continued counsel as Executive Chairman.”

At the company’s annual shareholder meeting, Kellow acknowledged that the industry was at a difficult part of the cycle with multiple headwinds, but also noted that global coal demand growth was expected to continue for decades to come and the company would take the steps necessary to succeed in all market conditions.

“It is an honor to lead Peabody Energy, where underlying strength comes from its people, its assets, and the vital role that its products provide to serve the world’s energy and steel markets,” Kellow said. “While this is a challenging time, we have identified four areas of emphasis – operational, selling and administrative, financial and portfolio – to strengthen our company. These areas of emphasis, along with our exposure to key markets, provide Peabody multiple avenues for success. I look forward to leading this team as we advance with speed, focus and purpose to create superior long-term shareholder value.”

Since joining Peabody in 2013, Kellow has led an operational team that has significantly improved safety, productivity and costs, while achieving a host of other corporate accomplishments.

Kellow has worked across a broad range of commodities spanning three decades. Prior to joining Peabody, he held multiple leadership posts on three continents over a 28-year career with BHP Billiton. He has held a number of executive, operating and financial positions in the coal, copper, base metals, steel and petroleum sectors in the United States, Australia and Chile.

Peabody Energy is the world’s largest private-sector coal company and a global leader in sustainable mining, energy access and clean coal solutions. The company serves metallurgical and thermal coal customers in more than 25 countries on six continents. Peabody was named Energy Company of the Year at the 2014 Platts Global Energy Awards. For further information, visit PeabodyEnergy.com and AdvancedEnergyForLife.com.

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